Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (pertaining to the Employee Share Option Plan 2005, CEO Share Option Plan 2005, Chairman Share Option Plan 2006 and Independent Directors Share Option Plan 2007 of Tower Semiconductor Ltd. (the “Company”) and the registration of 19,399,967 ordinary shares of the Company) of our report dated February 7, 2007, relating to the consolidated financial statements of the Company, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2006.

/s/ Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel
November 1, 2007